UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 17, 2016
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Micron Technology, Inc. (“Micron”) previously reported that (1) Micron Technology B.V. (“Micron BV”), a wholly-owned subsidiary of Micron, Micron Semiconductor Taiwan Co. Ltd., a wholly-owned subsidiary of Micron BV (“Buyer”), and Inotera Memories, Inc. (“Inotera”) had entered into a Share Swap Agreement, dated February 3, 2016 (the “Definitive Share Swap Agreement”), pursuant to which Buyer will implement a 100% share swap pursuant to Article 29 of the Republic of China Mergers and Acquisitions Act and thereby acquire 100% of the issued and outstanding shares of Inotera (such transaction, the “Share Swap”); (2) Micron and Nanya Technology Corporation (“NTC”) entered into a Share Purchase Agreement, dated December 14, 2015 (the “Share Purchase Agreement”), pursuant to which Micron can require, subject to certain conditions, NTC to purchase from Micron shares of Micron’s common stock in an amount that will result in proceeds to Micron of up to NT$31.5 billion, with such proceeds being used to fund a portion of the consideration payable in the Share Swap; and (3) in connection with the entry into the Definitive Share Swap Agreement on February 3, 2016, Micron and NTC entered into the following technology transfer agreements (the “Technology Transfer Agreements”) a (i) Technology Transfer and License Option Agreement for 1X Process Node and (ii) Technology Transfer and License Option Agreement for 1Y Process Node, in each case whereupon NTC would pay royalties to Micron for a license granted to NTC in connection with the transferred technology and Micron would receive an equity stake in NTC upon the achievement of certain milestones.

Inotera is a Taiwan-based company that presently manufactures DRAM products and sells such products exclusively to Micron. Micron, indirectly through two of its wholly-owned subsidiaries, holds 33% of the issued and outstanding Inotera shares, NTC and certain of its affiliates together hold 32% of the issued and outstanding Inotera shares, and the remaining issued and outstanding Inotera shares are publicly held.

Item 1.01.	Entry into a Definitive Material Agreement.
Amendment to Technology Transfer Agreements

On May 17, 2016, in connection with the entry into the Note Purchase Agreement (defined below), Micron and NTC entered into amendments to the Technology Transfer Agreements, pursuant to which the royalties payable by NTC to Micron will be reduced in the event Micron elects to issue the Notes (defined below) to NTC.

Item 3.02.	Unregistered Sales of Equity Securities.
The information contained in Item 8.01 below related to the Note Purchase Agreement is hereby incorporated by reference.

Item 8.01.	Other Events.
Note Purchase Agreement

On May 17, 2016, Micron and NTC entered into a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which, on the terms and subject to the conditions of the Note Purchase Agreement, Micron can require NTC to purchase from Micron 2.00% Convertible Senior Notes due 2021 (the “Notes”) in a principal amount of up to NT$12.6 billion (or the equivalent of $385 million, assuming 32.7 New Taiwan dollars per U.S. dollar) in lieu of a corresponding amount of the shares issuable under the Share Purchase Agreement so long as Micron also issues at least NT$6.3 billion (or the equivalent of $193 million, assuming 32.7 New Taiwan dollars per U.S. dollar) of shares to NTC pursuant to the Share Purchase Agreement. Any proceeds from the issuance of Notes will be used to fund a portion of the consideration payable in the Share Swap.

Additionally, the Note Purchase Agreement amends the price per share at which shares will be issued pursuant to the Share Purchase Agreement to be the greater of the NT$ equivalent of (i) the average of the closing sale price of one share of Micron common stock during the 30 consecutive trading day period ending on and including the thirtieth (30th) trading day prior to the consummation of the Share Swap or (ii) $10. The Note Purchase Agreement also contains certain amendments to the Share Purchase Agreement related to the issuance of the Notes. The Notes will be governed by an indenture to be entered into between Micron and a trustee selected by Micron.

Micron’s offer and sale of the Notes pursuant to the Note Purchase Agreement will be conducted as a private placement pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The consummation of the issuance of the Notes pursuant to the Note Purchase Agreement is subject to various conditions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	May 17, 2016	By:	/s/ Ernest E. Maddock
		Name:	Ernest E. Maddock
		Title:	Chief Financial Officer and Vice President, Finance

3